MDU Resources Reports Second Quarter Earnings, Revises Earnings Guidance

BISMARCK, N.D. — Aug. 4, 2022 — MDU Resources Group, Inc. (NYSE: MDU) today reported second quarter earnings of $70.7 million, or 35 cents per share, compared to second quarter 2021 earnings of $100.2 million, or 50 cents per share. For the six months ended June 30, 2022, MDU Resources earned $102.4 million, or 50 cents per share, compared to $152.3 million, or 76 cents per share, in 2021.
“Both our construction businesses had record revenues in the quarter, however ongoing inflationary impacts and supply chain challenges continue to create headwinds. Weather impacts and negative market returns on nonqualified benefit plan investments also contributed to lower-than-expected earnings. With our combined construction backlog of work up 37% to an all-time record of $3.1 billion, we expect to recover some momentum in the third quarter as our record level of more than 16,500 skilled employees continues building a strong America,” said David L. Goodin, president and CEO of MDU Resources.
“Above-average precipitation in the Northwest and late-season blizzards in the north central U.S. delayed construction activity in the second quarter. Our electric utility also was impacted by the blizzards, which caused unprecedented damage to our distribution system. Our utility team received a national award for its outstanding effort to restore power quickly and safely to our customers,” Goodin said. “Due to our slower start to the year and ongoing inflationary and supply chain challenges, we now expect earnings per share to be in the range of $1.75 to $1.90 for 2022.”
In a separate news release today, MDU Resources announced its plan to separate Knife River Corporation, its aggregates-based construction materials and contracting business, from the company through a tax-free spinoff to MDU Resources shareholders. This separation will result in two independent, publicly traded and well-capitalized companies. The MDU Resources board believes this transaction will leave each company positioned for durable growth and shareholder value creation. Additional information about the proposed separation is available on the company’s website at www.mdu.com.
Results at each of MDU Resources’ businesses were negatively impacted by lower investment returns on nonqualified benefit plans in the quarter, collectively having a negative earnings variance of approximately $12.1 million, or 6 cents per share, compared to second quarter 2021. Through June 30, the negative earnings variance is approximately $18.3 million, or 9 cents per share, compared to the same timeframe in 2021. The company attributes this change in investment returns to significant fluctuations in the financial markets.
Business Unit Highlights
The construction services business had all-time record quarterly revenues, up 30% from second quarter 2021, and record second quarter earnings of $34.5 million, compared to $28.9 million in the second quarter of 2021. Electrical and mechanical services workload was strong during the quarter, particularly for data center, hospitality and commercial facilities. Demand remains strong for construction services work, with an all-time record backlog of $1.92 billion at June 30, up 46% compared to $1.32 billion at June 30, 2021. As a result of the strong start to the year, the company has increased the 2022 revenue guidance range by $200 million for the construction services business.

The construction materials business had record second quarter revenues, up 12% from second quarter 2021, and earned $32.6 million, compared to $51.4 million in the second quarter of 2021. While pricing increases drove revenue growth, higher fuel, material and labor costs outpaced these increases. Construction work was delayed by late-season blizzards in the north central U.S. and above-average precipitation in the northwestern and north central U.S. Demand remains strong for construction materials and contracting work, with an all-time record backlog of $1.13 billion at June 30, up 24% compared to $912 million at June 30, 2021.
The pipeline business earned $7.1 million in the second quarter, compared to $9.2 million in the second quarter of 2021. Lower investment returns on nonqualified benefit plans contributed to the earnings decrease. The pipeline business benefited from increased transportation revenues primarily from the North Bakken Expansion project that was placed in service earlier this year, partly offset by higher depreciation and the absence of income allowed by the Federal Energy Regulatory Commission for funds used during construction on the project. The company continues work on a number of additional expansion projects across its system, which are expected to add incremental natural gas transportation capacity of more than 300 million cubic feet per day as they are completed throughout 2022-24. Some of these projects are dependent on regulatory approvals.
The electric and natural gas utility had a loss of $2.9 million in the second quarter, compared to earnings of $9.6 million in the second quarter of 2021. Lower investment returns on nonqualified benefit plans had the biggest impact on this business's results, with a variance of $6.5 million. With late-season blizzards and overall cooler temperatures impacting the utility’s service territory, electricity use for cooling decreased, resulting in 3.4% lower electric sales volumes. Natural gas use for heating increased, with sales volumes 27.2% higher, however weather normalization mechanisms mitigated a large portion of the earnings benefit. Costs for contract services were higher during the quarter, primarily related to a planned outage at Coyote Station, which is an electric generating facility co-owned by the utility. The utility filed a request May 16 with the North Dakota Public Service Commission for a 12.3% electric rate increase, and the NDPSC approved a 5.3% interim rate increase effective mid-July until a final decision is made. The Washington Utilities and Transportation Commission is expected to make a decision by Sept. 1 on the utility’s pending request for a natural gas rate increase, which could result in an approximate 4% increase based on a proposed multi-party settlement.
Guidance
MDU Resources expects earnings per share in the range of $1.75 to $1.90 in 2022, based on these assumptions:
•Normal weather for the remainder of 2022, including precipitation and temperatures, across all company markets.
•Continued availability of necessary equipment and materials.
•Pricing increases largely offsetting inflationary pressures at its construction businesses.
•Electric and natural gas customer growth continuing at a rate of 1-2% annually.
•Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations in the range of $875 million to $925 million.
•Construction materials revenues in the range of $2.45 billion to $2.65 billion and construction services revenues in the range of $2.4 billion to $2.6 billion, with margins slightly lower than 2021.
The company plans to invest $747 million for capital projects in 2022. The capital program is expected to be largely funded from operating cash flows in the range of $550 million to $600 million. Future acquisitions are not included in this amount and would be incremental to the capital program. The company, on a consolidated basis, anticipates 5-8% long-term compound annual growth on earnings per share.
Conference Call
As a result of the separation announcement, MDU Resources has moved up its second quarter webcast to begin at 8:30 a.m. EDT Aug. 4, where management will discuss second quarter results and the separation announcement. The event can be accessed at www.mdu.com. Webcast and audio replays will be available through Aug. 18 at 888-203-1112, or 719-457-0820 for international callers, passcode ID 3010359.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 and the S&P High-Yield Dividend Aristocrats indices, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Brent Miller, director of financial projects and investor relations, 701-530-1730

Forward-Looking Statements
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance the company’s projections, including whether or not the separation occurs or, estimates for growth, shareholder value creation and financial guidance, will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this news release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA and EBITDA from continuing operations, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary

Business Line	Second Quarter 2022 Earnings	Second Quarter 2021 Earnings	YTD June 30, 2022 Earnings	YTD June 30, 2021 Earnings
	(In millions, except per share amounts)
Electric	$4.6	$10.3	$15.9	$21.0
Natural gas distribution	(7.5)	(.7)	28.8	35.5
Pipeline	7.1	9.2	14.5	18.1
Construction materials and contracting	32.6	51.4	(7.4)	20.6
Construction services	34.5	28.9	55.8	58.7
Other	(.6)	1.1	(5.2)	(1.6)
Income from continuing operations	70.7	100.2	102.4	152.3
Discontinued operations, net of tax	—	—	—	—
Net income	$70.7	$100.2	$102.4	$152.3
Earnings per share:
Income from continuing operations	$.35	$.50	$.50	$.76
Discontinued operations, net of tax	—	—	—	—
Earnings per share	$.35	$.50	$.50	$.76

Consolidated Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline	$323.4	$260.6	$876.9	$703.0
Non-regulated pipeline, construction materials and contracting, construction services and other	1,397.5	1,163.1	2,260.6	1,948.6
Total operating revenues	1,720.9	1,423.7	3,137.5	2,651.6
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline	94.3	89.4	191.9	183.7
Non-regulated pipeline, construction materials and contracting, construction services and other	1,222.5	988.4	2,032.8	1,705.7
Total operation and maintenance	1,316.8	1,077.8	2,224.7	1,889.4
Purchased natural gas sold	115.3	63.2	382.7	239.5
Depreciation, depletion and amortization	84.8	73.7	164.9	147.4
Taxes, other than income	61.5	53.2	129.0	115.7
Electric fuel and purchased power	21.9	18.1	48.3	36.7
Total operating expenses	1,600.3	1,286.0	2,949.6	2,428.7
Operating income	120.6	137.7	187.9	222.9
Other income (expense)	(4.3)	9.0	(6.6)	12.3
Interest expense	28.1	23.4	53.4	46.8
Income before income taxes	88.2	123.3	127.9	188.4
Income tax expense	17.5	23.1	25.5	36.1
Income from continuing operations	70.7	100.2	102.4	152.3
Discontinued operations, net of tax	—	—	—	—
Net income	$70.7	$100.2	$102.4	$152.3

Earnings per share – basic:
Income from continuing operations	$.35	$.50	$.50	$.76
Discontinued operations, net of tax	—	—	—	—
Earnings per share – basic	$.35	$.50	$.50	$.76
Earnings per share – diluted:
Income from continuing operations	$.35	$.50	$.50	$.76
Discontinued operations, net of tax	—	—	—	—
Earnings per share – diluted	$.35	$.50	$.50	$.76
Weighted average common shares outstanding – basic	203.4	201.3	203.4	201.0
Weighted average common shares outstanding – diluted	203.4	201.7	203.4	201.3

Selected Cash Flows Information
	Six Months Ended
	June 30,
	2022	2021
	(In millions)
Net cash provided by operating activities	$117.4	$182.8
Net cash used in investing activities	(291.0)	(266.5)
Net cash provided by financing activities	184.8	82.1
Increase (decrease) in cash and cash equivalents	11.2	(1.6)
Cash and cash equivalents - beginning of year	54.2	59.6
Cash and cash equivalents - end of period	$65.4	$58.0

Capital Expenditures
Business Line	2022 Estimated	2023 Estimated	2024 Estimated	2022 - 2026 Total Estimated
	(In millions)
Electric	$157	$116	$85	$544
Natural gas distribution	253	232	207	1,038
Pipeline	96	142	106	420
	506	490	398	2,002
Construction services	47	42	43	221
Construction materials and contracting	190	166	172	808
	237	208	215	1,029
Other	4	4	3	17
Total capital expenditures	$747	$702	$616	$3,048

Note: Total capital expenditures are presented on a gross basis.
Forecasted capital expenditures include line-of-sight opportunities at the company's business units, with a focus on infrastructure development and grid safety, reliability and resiliency. Future acquisitions would be incremental to the outlined capital program.
Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment, EBITDA from continuing operations and 2022 EBITDA guidance from continuing operations. The company defines EBITDA as net income (loss) attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization; and EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation, depletion and amortization.
The company believes that these non-GAAP financial measures are useful to investors by providing meaningful information about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results internally and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.

The following tables provide a reconciliation of consolidated GAAP net income to EBITDA from continuing operations for actual as well as forecasted results. The reconciliation for each operating segment's EBITDA is included within each operating segment's condensed income statement.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(In millions)
Net income	$70.7	$100.2	$102.4	$152.3
Discontinued operations, net of tax	—	—	—	—
Income from continuing operations	70.7	100.2	102.4	152.3
Adjustments:
Interest expense	28.1	23.4	53.4	46.8
Income taxes	17.5	23.1	25.5	36.1
Depreciation, depletion and amortization	84.8	73.7	164.9	147.4
EBITDA from continuing operations	$201.1	$220.4	$346.2	$382.6

EBITDA Guidance Reconciliation
	2022
	Low	High
	(In millions)
Income from continuing operations	$345.0	$385.0
Adjustments:
Interest expense	120.0	120.0
Income taxes	80.0	90.0
Depreciation, depletion and amortization	330.0	330.0
EBITDA from continuing operations	$875.0	$925.0

Electric	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2022	2021	Variance	2022	2021	Variance
	(In millions)
Operating revenues	$85.5	$83.8	2%	$179.3	$168.6	6%
Operating expenses:
Electric fuel and purchased power	21.9	18.1	21%	48.3	36.7	32%
Operation and maintenance	31.5	31.3	1%	62.3	62.6	—%
Depreciation, depletion and amortization	19.4	16.9	15%	36.3	33.0	10%
Taxes, other than income	4.4	4.7	(6)%	9.1	9.6	(5)%
Total operating expenses	77.2	71.0	9%	156.0	141.9	10%
Operating income	8.3	12.8	(35)%	23.3	26.7	(13)%
Other income (expense)	(1.0)	1.6	(163)%	(1.2)	2.2	(155)%
Interest expense	7.0	6.6	6%	14.0	13.2	6%
Income before taxes	.3	7.8	(96)%	8.1	15.7	(48)%
Income tax benefit	(4.3)	(2.5)	72%	(7.8)	(5.3)	47%
Net income	$4.6	$10.3	(55)%	$15.9	$21.0	(25)%
Adjustments:
Interest expense	7.0	6.6	6%	14.0	13.2	6%
Income tax benefit	(4.3)	(2.5)	72%	(7.8)	(5.3)	47%
Depreciation, depletion and amortization	19.4	16.9	15%	36.3	33.0	10%
EBITDA	$26.7	$31.3	(15)%	$58.4	$61.9	(6)%

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues (millions)
Retail sales:
Residential	$28.8	$28.7	$64.0	$60.6
Commercial	33.3	33.1	66.9	64.5
Industrial	10.7	10.1	20.5	19.7
Other	1.8	1.8	3.4	3.3
	74.6	73.7	154.8	148.1
Transportation and other	10.9	10.1	24.5	20.5
	$85.5	$83.8	$179.3	$168.6
Volumes (million kWh)
Retail sales:
Residential	244.1	254.1	601.8	589.0
Commercial	329.3	347.1	693.4	708.9
Industrial	147.7	144.1	288.0	288.6
Other	20.6	22.1	40.1	41.3
	741.7	767.4	1,623.3	1,627.8
Average cost of electric fuel and purchased power per kWh	$.028	$.022	$.028	$.021
The electric business reported net income of $4.6 million in the second quarter of 2022, compared to $10.3 million for the same period in 2021. This decrease was largely the result of lower investment returns of $2.6 million on nonqualified benefit plans and higher operation and maintenance expense driven by a planned maintenance outage at Coyote Station. Also contributing to the decrease was 3.4% lower electric retail sales volumes, primarily to commercial and residential customers because of cooler weather.

The previous table also reflects items that are passed through to customers resulting in no impact to earnings. These items include $3.8 million higher electric fuel and purchased power costs, which increased both operating revenues and electric fuel and purchased power; higher production tax credits driven by higher wind production during the quarter, which reduced operating revenues and increased income tax benefits; and higher depreciation and amortization expense driven by plant closures, which is recovered in operating revenues.
The electric business's EBITDA decreased $4.6 million in the second quarter of 2022, compared to 2021, primarily the result of lower investment returns, higher operation and maintenance expense, and lower retail sales, as previously discussed.

Natural Gas Distribution	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2022	2021	Variance	2022	2021	Variance
	(In millions)
Operating revenues	$210.6	$153.9	37%	$661.1	$504.3	31%
Operating expenses:
Purchased natural gas sold	122.7	70.9	73%	415.9	273.1	52%
Operation and maintenance	50.8	46.0	10%	105.0	97.2	8%
Depreciation, depletion and amortization	22.4	20.3	10%	44.7	42.7	5%
Taxes, other than income	15.3	13.1	17%	39.9	34.1	17%
Total operating expenses	211.2	150.3	41%	605.5	447.1	35%
Operating income (loss)	(.6)	3.6	(117)%	55.6	57.2	(3)%
Other income (expense)	(.7)	2.4	(129)%	(1.1)	4.0	(128)%
Interest expense	9.7	9.1	7%	19.2	18.2	5%
Income (loss) before taxes	(11.0)	(3.1)	255%	35.3	43.0	(18)%
Income tax (benefit) expense	(3.5)	(2.4)	46%	6.5	7.5	(13)%
Net income (loss)	$(7.5)	$(.7)	960%	$28.8	$35.5	(19)%
Adjustments:
Interest expense	9.7	9.1	7%	19.2	18.2	5%
Income tax (benefit) expense	(3.5)	(2.4)	46%	6.5	7.5	(13)%
Depreciation, depletion and amortization	22.4	20.3	10%	44.7	42.7	5%
EBITDA	$21.1	$26.3	(20)%	$99.2	$103.9	(5)%

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues (millions)
Retail Sales:
Residential	$115.1	$84.8	$373.6	$288.7
Commercial	71.1	48.3	233.8	168.9
Industrial	9.0	6.2	22.0	15.1
	195.2	139.3	629.4	472.7
Transportation and other	15.4	14.6	31.7	31.6
	$210.6	$153.9	$661.1	$504.3
Volumes (MMdk)
Retail sales:
Residential	11.8	9.0	42.8	37.8
Commercial	8.2	6.5	28.7	25.1
Industrial	1.2	1.1	3.0	2.6
	21.2	16.6	74.5	65.5
Transportation sales:
Commercial	.4	.4	1.1	1.1
Industrial	34.9	38.9	75.9	82.8
	35.3	39.3	77.0	83.9
Total throughput	56.5	55.9	151.5	149.4
Average cost of natural gas per dk	$5.80	$4.26	$5.58	$4.17
The natural gas distribution business reported a seasonal loss of $7.5 million in the second quarter of 2022, compared to a loss of $700,000 for the same period in 2021. The additional loss was driven by higher operating expenses that includes increased operation and maintenance expense, primarily due to increases in contract services from subcontractor costs, software expenses and vehicle fuel costs, and higher depreciation expense. Lower investment returns of $3.9 million on nonqualified benefit plans also contributed to the higher loss. The business benefited from higher natural gas retail sales volumes of 27.2% across all customer classes due to colder weather, which was largely offset by weather normalization and decoupling mechanisms, and higher rate recovery under pipeline replacement mechanisms.
The previous table also reflects items that are passed through to customers resulting in no impact to earnings. These items include $51.8 million in higher natural gas costs, which increased both operating revenues and purchased natural gas sold, and $2.1 million higher revenue-based taxes, which increased both operating revenues and taxes, other than income.
The natural gas distribution business's EBITDA decreased $5.2 million in the second quarter of 2022, compared to 2021, primarily the result of higher operation and maintenance expense and lower investment returns, partially offset by higher retail sales volumes, as previously discussed.

Pipeline	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2022	2021	Variance	2022	2021	Variance
	(In millions)
Operating revenues	$37.6	$35.6	6%	$74.7	$71.8	4%
Operating expenses:
Operation and maintenance	14.8	16.1	(8)%	30.2	31.3	(4)%
Depreciation, depletion and amortization	6.8	5.2	31%	13.1	10.3	27%
Taxes, other than income	3.4	3.2	6%	6.9	6.6	5%
Total operating expenses	25.0	24.5	2%	50.2	48.2	4%
Operating income	12.6	11.1	14%	24.5	23.6	4%
Other income (expense)	(.7)	1.9	(137)%	(.6)	2.8	(121)%
Interest expense	2.7	1.9	42%	5.2	3.9	33%
Income before taxes	9.2	11.1	(17)%	18.7	22.5	(17)%
Income tax expense	2.1	1.9	11%	4.2	4.4	(5)%
Net income	$7.1	$9.2	(22)%	$14.5	$18.1	(20)%
Adjustments:
Interest expense	2.7	1.9	42%	5.2	3.9	33%
Income tax expense	2.1	1.9	11%	4.2	4.4	(5)%
Depreciation, depletion and amortization	6.8	5.2	31%	13.1	10.3	27%
EBITDA	$18.7	$18.2	3%	$37.0	$36.7	1%

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Transportation volumes (MMdk)	115.7	118.7	226.2	229.5
Customer natural gas storage balance (MMdk):
Beginning of period	2.8	5.2	23.0	25.5
Net injection (withdrawal)	12.0	10.8	(8.2)	(9.5)
End of period	14.8	16.0	14.8	16.0
The pipeline business reported net income of $7.1 million in the second quarter of 2022, compared to $9.2 million for the same period in 2021. The decrease reflects lower investment returns of $1.3 million on nonqualified benefit plans, lower non-regulated project margins resulting from lower revenues and higher interest expense. The business benefited from increased transportation revenues due largely to the North Bakken Expansion project offset in part by depreciation expense and lower allowance for funds used during construction.
The pipeline business's EBITDA increased $500,000 in the second quarter of 2022, compared to 2021, primarily from higher transportation revenues, partially offset by lower investment returns and lower non-regulated project margins, as previously discussed.

Construction Services	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2022	2021	Variance	2022	2021	Variance
	(In millions)
Operating revenues	$685.4	$525.6	30%	$1,238.0	$1,044.1	19%
Cost of sales:
Operation and maintenance	585.1	442.0	32%	1,056.2	869.2	22%
Depreciation, depletion and amortization	4.2	3.9	8%	8.3	7.9	5%
Taxes, other than income	21.3	16.3	31%	40.3	35.7	13%
Total cost of sales	610.6	462.2	32%	1,104.8	912.8	21%
Gross margin	74.8	63.4	18%	133.2	131.3	1%
Selling, general and administrative expense:
Operation and maintenance	26.5	23.6	12%	52.6	48.2	9%
Depreciation, depletion and amortization	1.1	1.0	10%	2.2	2.3	(4)%
Taxes, other than income	1.1	1.0	10%	2.8	2.7	4%
Total selling, general and administrative expense	28.7	25.6	12%	57.6	53.2	8%
Operating income	46.1	37.8	22%	75.6	78.1	(3)%
Other income	1.0	1.6	(38)%	1.1	1.8	(39)%
Interest expense	1.2	.9	33%	2.1	1.8	17%
Income before taxes	45.9	38.5	19%	74.6	78.1	(4)%
Income tax expense	11.4	9.6	19%	18.8	19.4	(3)%
Net income	$34.5	$28.9	19%	$55.8	$58.7	(5)%
Adjustments:
Interest expense	1.2	.9	33%	2.1	1.8	17%
Income tax expense	11.4	9.6	19%	18.8	19.4	(3)%
Depreciation, depletion and amortization	5.3	4.9	8%	10.5	10.2	3%
EBITDA	$52.4	$44.3	18%	$87.2	$90.1	(3)%

Operating Statistics	Revenue				Gross Margin
	Three Months Ended		Six Months Ended		Three Months Ended		Six Months Ended
	June 30,		June 30,		June 30,		June 30,
	2022	2021	2022	2021	2022	2021	2022	2021
Business Line:	(In millions)
Electrical & mechanical
Commercial	$242.0	$147.7	$430.0	$313.8	$25.1	$18.4	$45.4	$35.9
Industrial	112.1	124.0	207.1	250.4	12.3	12.6	22.1	29.8
Institutional	55.3	39.8	96.0	71.9	.6	1.2	1.2	3.4
Renewables	54.5	1.9	79.4	2.5	3.0	.1	4.0	.4
Service & other	45.2	36.8	91.7	68.0	5.4	4.9	11.1	9.9
	509.1	350.2	904.2	706.6	46.4	37.2	83.8	79.4
Transmission & distribution
Utility	154.8	155.7	297.9	297.0	26.5	23.9	46.4	47.7
Transportation	25.5	24.2	43.4	48.2	1.9	2.3	3.0	4.2
	180.3	179.9	341.3	345.2	28.4	26.2	49.4	51.9
Intrasegment eliminations	(4.0)	(4.5)	(7.5)	(7.7)	—	—	—	—
Total	$685.4	$525.6	$1,238.0	$1,044.1	$74.8	$63.4	$133.2	$131.3

	Backlog at June 30,
	2022	2021
	(In millions)
Electrical & mechanical	$1,691	$1,059
Transmission & distribution	233	261
	$1,924	$1,320
The company expects to complete an estimated $1.64 billion of backlog on record at June 30, 2022, within the following 12 months.
The construction services business reported record second quarter net income of $34.5 million in 2022, compared to $28.9 million for the same period in 2021. Record revenues during the quarter reflect higher workloads in several areas driven largely by the mix of project work performed. Electrical and mechanical experienced an overall increase of 45% in revenues with commercial and renewable workloads being the primary drivers. Commercial workloads were favorably impacted by the progress on large hospitality projects and the number of data center projects started during the quarter, and renewable workloads were favorably impacted by the timing and progress on commercial renewable projects. This business saw slightly lower margin percentages on record revenues for the quarter, which was attributable mostly to the timing and mix of projects as well as higher operating costs related to inflation, including fuel, material and labor costs. In addition, this business experienced increased selling, general and administrative costs that included higher payroll-related costs and bad debt expense.
The construction services business's EBITDA increased $8.1 million in the second quarter of 2022, compared to 2021, primarily a result of higher gross margin, as previously discussed.

Construction Materials and Contracting	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2022	2021	Variance	2022	2021	Variance
	(In millions)
Operating revenues	$711.8	$633.8	12%	$1,021.8	$899.5	14%
Cost of sales:
Operation and maintenance	588.1	497.0	18%	875.1	740.2	18%
Depreciation, depletion and amortization	28.5	24.3	17%	55.7	46.7	19%
Taxes, other than income	15.0	13.9	8%	26.0	23.6	10%
Total cost of sales	631.6	535.2	18%	956.8	810.5	18%
Gross margin	80.2	98.6	(19)%	65.0	89.0	(27)%
Selling, general and administrative expense:
Operation and maintenance	23.5	24.2	(3)%	48.8	46.0	6%
Depreciation, depletion and amortization	1.3	1.0	30%	2.4	2.1	14%
Taxes, other than income	1.0	1.0	—%	4.0	3.4	18%
Total selling, general and administrative expense	25.8	26.2	(2)%	55.2	51.5	7%
Operating income	54.4	72.4	(25)%	9.8	37.5	(74)%
Other income (expense)	(2.9)	1.2	(342)%	(4.8)	1.1	(536)%
Interest expense	7.4	4.8	54%	12.7	9.5	34%
Income (loss) before taxes	44.1	68.8	(36)%	(7.7)	29.1	(126)%
Income tax (benefit) expense	11.5	17.4	(34)%	(.3)	8.5	(104)%
Net income (loss)	$32.6	$51.4	(37)%	$(7.4)	$20.6	(136)%
Adjustments:
Interest expense	7.4	4.8	54%	12.7	9.5	34%
Income tax (benefit) expense	11.5	17.4	(34)%	(.3)	8.5	(104)%
Depreciation, depletion and amortization	29.8	25.3	18%	58.1	48.8	19%
EBITDA	$81.3	$98.9	(18)%	$63.1	$87.4	(28)%

Operating Statistics	Revenue				Gross margin
	Three Months Ended		Six Months Ended		Three Months Ended		Six Months Ended
	June 30,		June 30,		June 30,		June 30,
	2022	2021	2022	2021	2022	2021	2022	2021
Business Line:	(In millions)
Aggregates	$136.4	$125.1	$214.0	$195.5	$18.7	$17.5	$15.9	$14.8
Asphalt	121.5	101.5	139.7	115.7	10.5	13.5	4.4	8.7
Ready-mix concrete	168.1	163.2	276.6	263.9	19.1	19.8	24.3	25.6
Other products*	124.3	109.0	161.8	140.0	12.2	24.1	(1.6)	12.4
Contracting services	330.7	280.8	445.0	376.9	19.7	23.7	22.0	27.5
Intracompany eliminations	(169.2)	(145.8)	(215.3)	(192.5)	—	—	—	—
	$711.8	$633.8	$1,021.8	$899.5	$80.2	$98.6	$65.0	$89.0
*Other products includes cement, asphalt oil, merchandise, fabric, spreading and other products that individually are not considered to be a major line of business for the segment.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Sales (thousands):
Aggregates (tons)	9,521	9,533	14,491	14,341
Asphalt (tons)	2,101	2,091	2,417	2,385
Ready-mix concrete (cubic yards)	1,140	1,201	1,873	1,933
Average selling price:
Aggregates (per ton)	$14.33	$13.12	$14.77	$13.64
Asphalt (per ton)	$57.85	$48.53	$57.77	$48.52
Ready-mix concrete (per cubic yard)	$147.53	$135.87	$147.67	$136.51
The construction materials and contracting business's backlog was $1.13 billion at June 30, 2022, compared to backlog at June 30, 2021, of $912 million. The company expects to complete an estimated $1.05 billion of backlog on record at June 30, 2022, within the following 12 months.
The construction materials and contracting business reported net income of $32.6 million in the second quarter of 2022, compared to $51.4 million in the same period in 2021. While the business had record revenues during the quarter from contracting workloads that were up 18% as well as higher average materials pricing, margins were negatively impacted by inflationary pressures, including higher diesel fuel, materials, labor and production costs. Unfavorable weather delayed work in certain regions, further impacting results for both contracting services and sales of materials. Lower investment returns of $3.4 million on nonqualified benefit plans and higher interest expense as a result of higher average debt balances also contributed to the decrease.
The construction materials and contracting business's EBITDA decreased $17.6 million in the second quarter of 2022, compared to 2021, as a result of lower materials and contracting margins, as previously discussed.

Other
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2022	2021	Variance	2022	2021	Variance
	(In millions)
Operating revenues	$4.4	$3.4	29%	$8.7	$6.7	30%
Operating expenses:
Operation and maintenance	3.5	2.3	52%	7.4	4.5	64%
Depreciation, depletion and amortization	1.1	1.1	—%	2.2	2.4	(8)%
Total operating expenses	4.6	3.4	35%	9.6	6.9	39%
Operating loss	(.2)	—	—%	(.9)	(.2)	350%
Other income	.1	.3	(67)%	.1	.4	(75)%
Interest expense	.2	.1	100%	.3	.2	50%
Income (loss) before income taxes	(.3)	.2	(250)%	(1.1)	—	—%
Income tax (benefit) expense	.3	(.9)	133%	4.1	1.6	156%
Net income (loss)	$(.6)	$1.1	(158)%	$(5.2)	$(1.6)	217%
Other was negatively impacted in the second quarter of 2022 by income tax adjustments related to the consolidated company's annualized estimated tax rate. Other was also impacted by higher premiums in 2022 for the captive insurer compared to 2021, which impacts both operation and maintenance expense and operating revenues. General and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations also are included in Other.

Other Financial Data
	June 30,
	2022		2021
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$16.66		$15.81
Market price per common share	$26.99		$31.34
Dividend yield (indicated annual rate)	3.2%		2.7%
Price/earnings from continuing operations ratio (12 months ended)	16.8	x	15.1	x
Market value as a percent of book value	162.0%		198.2%
Total assets	$9,329		$8,298
Total equity	$3,387		$3,199
Total debt	$3,028		$2,387
Capitalization ratios:
Total equity	52.8%		57.3%
Total debt	47.2		42.7
	100.0%		100.0%